EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Solitario Zinc Corp.’s Registration Statements on Form S-3 (File No. 333-194827) and on Form S-8 (File Nos. 333-224224 and 333-190304) of our report dated February 28, 2019, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s// Plante Moran, PLLC

Plante Moran, PLLC

February 28, 2019

Denver, Colorado